Bo Chen Elected as Chairman and CEO of Company
--Karen Qiong Wang to Continue to Serve as Director--

Shaanxi, China — January 8, 2007 - As previously announced, the annual stockholder meeting of Bodisen Biotech, Inc. (AMEX:BBC, London AIM:BODI, website: www.bodisen.com) was held on December 27, 2006. At such meeting, the stockholders elected the following persons to serve as members of the Board of Directors until its next annual meeting of stockholders: Karen Qiong Wang, Bo Chen, Patrick McManus, David Gatton, Linzhang Zhu.

On January 5, 2007, the board of directors elected officers for the ensuing year. Karen Qiong Wang announced that she would not stand for reelection to serve as Chairman of the Board and Chief Executive Officer. Mrs. Wang advised the Company that this decision was based on personal and health considerations and not because of any disagreement with the Company’s operations, policies or practices. Mrs. Wang will continue to serve on the Company’s Board of Directors. The board of directors then elected Bodisen President Bo Chen as Chairman and CEO. Chen will also retain his title as President of the Company.

“It has been my pleasure to serve Bodisen since 2001 as its CEO and Chairwoman,” said Wang. “At the same time, I have the highest confidence that the Board has made an excellent choice in electing my colleague, Bo, as chairman and CEO, and I look forward to working with Bo and the rest of the management team in my continuing role as a director of the Company.”

“On behalf of the board of directors and the entire staff of Bodisen, I want to extend our thanks to Karen for her many years of successful service to the Company,” said Chen.

About Bodisen Biotech, Inc.

Bodisen Biotech Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. Ranked the 16th fastest growing company in China by Forbes China in January 2006, the Company is headquartered in Shaanxi province and is a Delaware corporation. The Company's environmentally friendly “green” products have been proven to improve soil and plant quality, and increase crop yields.

Investor Relations:
info@bodisen.com